EXHIBIT 5.1

Law Offices
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
12th Floor
734 15th Street, N.W.
Washington, D.C. 20005

Telephone (202) 347-0300
Facsimile (202) 347-2172
WWW.EMTH.COM

December 16, 2004

Board of Directors
Banknorth Delaware Inc.
Two Portland Square
Portland, Maine 04112-9540

Re:	Registration Statement on Form S-4/F-4

Ladies and Gentlemen:

     We have acted as special counsel to Banknorth Delaware Inc. (“Banknorth Delaware”), a Delaware corporation and wholly owned subsidiary of Banknorth Group, Inc., a Maine corporation (“Banknorth”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4/F-4 (the “Registration Statement”) of Banknorth Delaware and The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), relating to the issuance of shares of common stock, $.01 par value per share, of Banknorth Delaware (the “Shares”) and common shares, without par value, of TD, in connection with the amended and restated agreement and plan of merger, dated as of August 25, 2004 by and among TD, Berlin Merger Co., a Delaware corporation and wholly owned subsidiary of TD, Banknorth and Banknorth Delaware (the “Agreement”), all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

     Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the heading “Legal Matters” in the proxy statement/prospectus constituting a part thereof.

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
By:	/s/ Gerard L. Hawkins
Gerard L. Hawkins, a Partner